================================================================================

                                  SCHEDULE 14A
                                   (RULE 14a)
                    INFORMATION REQUIRED IN PROXY STATEMENT
                            SCHEDULE 14A INFORMATION
          PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                              EXCHANGE ACT OF 1934
                             (AMENDMENT NO.      )

Filed by the Registrant  [X]

Filed by a Party other than the Registrant  [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement               [ ]  CONFIDENTIAL, FOR USE OF THE COMMISSION
                                                    ONLY (AS PERMITTED BY RULE 14a-6(e)(2))
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to sec.240.14a-11(c) or sec.240.14a-12

                       THE REYNOLDS AND REYNOLDS COMPANY
                (NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                       THE REYNOLDS AND REYNOLDS COMPANY
    (NAME OF PERSON(S) FILING PROXY STATEMENT, IF OTHER THAN THE REGISTRANT)

Payment of Filing Fee (Check the appropriate box):
[X]  No fee required.
[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

     (1) Title of each class of securities to which transaction applies: .......

     (2) Aggregate number of securities to which transaction applies: ..........

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined): ............

     (4) Proposed maximum aggregate value of transaction: ......................

     (5) Total fee paid: .......................................................

[ ]  Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid: ...............................................

     (2) Form, Schedule or Registration Statement No.: .........................

     (3) Filing Party: .........................................................

     (4) Date Filed: ...........................................................

================================================================================

                                     [LOGO]

                        THE REYNOLDS AND REYNOLDS COMPANY
                             115 SOUTH LUDLOW STREET
                               DAYTON, OHIO 45402

                                                   January 5, 1999

Dear Fellow Shareholder:

You are cordially invited to attend our Annual Meeting of Shareholders on Thursday, February 11, 1999 at 11:00 a.m., Eastern Standard Time, in the Frederick C. Smith Auditorium located in the David H. Ponitz Sinclair Center, Building 12, on the Sinclair Community College campus, 444 West Third Street, Dayton, Ohio 45402. Directions to the meeting appear on the back page of this booklet.

The notice of meeting and proxy statement following this letter describe the business to be transacted. During the meeting we will also report on the current activities of the Company and give you an opportunity to ask questions. We encourage you to participate in the meeting and to allow time to visit our demonstration and display area either before or after the meeting. The demo and display area, which is also in the David H. Ponitz Sinclair Center, will be open from 10:00 a.m. until 12:30 p.m.

Whether or not you plan to attend the meeting, we urge you to sign and date the enclosed proxy card and return it as soon as possible so that your shares will be represented. The vote of every shareholder is important.

We look forward to welcoming you at the meeting.

                                                Sincerely,


                                                David R. Holmes
                                                Chairman, President and
                                                Chief Executive Officer

                        THE REYNOLDS AND REYNOLDS COMPANY
                   115 SOUTH LUDLOW STREET, DAYTON, OHIO 45402

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                                FEBRUARY 11, 1999

To All Shareholders:

     The Annual Meeting of Shareholders ("Meeting") of The Reynolds and Reynolds Company, an Ohio corporation, will be held in the Frederick C. Smith Auditorium located in the David H. Ponitz Sinclair Center, Building 12, on the Sinclair Community College campus, 444 West Third Street, Dayton, Ohio 45402, on Thursday, February 11, 1999, at 11:00 a.m., Eastern Standard Time, for the following purposes:

     1.   To elect three (3) Directors;

     2. To appoint Deloitte & Touche LLP as independent auditors for the company; and

     3. To transact such other business as may properly be brought before the Meeting or any adjournment(s) thereof.

     Shareholders of record at the close of business on December 18, 1998, are entitled to vote at the Meeting or any adjournment(s) thereof.

     Your attention is called to the accompanying Proxy Card and Proxy
Statement.

     A copy of the company's Annual Report for its fiscal year ended September 30, 1998, is enclosed. It is not deemed to be part of the official Proxy soliciting material. If any shareholder fails to receive a copy of the Annual Report, one may be obtained by writing to the Secretary of the company or by calling the toll-free information hotline 1-888-4-REYREY (473-9739).

                                          BY ORDER OF THE BOARD OF DIRECTORS
                                          Adam M. Lutynski, Secretary

Dayton, Ohio
January 5, 1999


     YOUR VOTE IS IMPORTANT. Whether or not you plan to attend the Meeting, please sign and return the proxy in the enclosed postage prepaid envelope so your shares can be voted.

                               PROXY STATEMENT FOR
                         ANNUAL MEETING OF SHAREHOLDERS

                        THE REYNOLDS AND REYNOLDS COMPANY
                   115 South Ludlow Street, Dayton, Ohio 45402

                          TO BE HELD FEBRUARY 11, 1999

THIS PROXY STATEMENT IS ARRANGED IN THE FOLLOWING ORDER:

                                                                                                               Page
GENERAL INFORMATION                                                                                              3
DESCRIPTION OF CAPITAL STOCK                                                                                     3
VOTING SECURITIES OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT                                                    4
ELECTION OF DIRECTORS                                                                              (PROPOSAL I)  5

         Board Committees, Meetings, Compensation and Indemnification of Directors                               7
         -------------------------------------------------------------------------

EXECUTIVE COMPENSATION                                                                                           8

         Summary Compensation Table                                                                              9
         --------------------------
         Option/SAR Grants in Last Fiscal Year                                                                  10
         -------------------------------------
         Aggregated Option Exercises in Last Fiscal Year and Fiscal Year-End Option Value                       10
         --------------------------------------------------------------------------------
         Long-Term Incentive Plan -- Awards in Last Fiscal Year                                                 11
         ------------------------------------------------------
         Pension Plan Table                                                                                     11
         ------------------
         Employment and Change in Control Severance Agreements                                                  12
         -----------------------------------------------------
         Performance Graph                                                                                      14
         -----------------
         Report of the Compensation Committee of the Board of Directors on Executive Compensation               14
         ----------------------------------------------------------------------------------------

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS                                                                  17

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE                                                         17

APPOINTMENT OF INDEPENDENT AUDITORS                                                              (PROPOSAL II)  17

SHAREHOLDER PROPOSALS                                                                                           18

OTHER MATTERS                                                                                                   18

                               GENERAL INFORMATION

         This Proxy Statement is furnished in connection with the solicitation of proxies by The Reynolds and Reynolds Company ("company") for its Annual Meeting of Shareholders ("Meeting"), February 11, 1999. This solicitation is being made by mail. The company has retained Georgeson & Company Inc. to assist in its proxy solicitation. Georgeson's fee will be $8,000 plus out-of-pocket expenses incurred on the company's behalf. The company may also use its officers and other employees to solicit proxies from shareholders, personally or by telephone, facsimile or letter. The costs of this solicitation will be borne by the company. If the company requests nominees and brokers to solicit their principals and customers for their proxies, the company will reimburse such nominees and brokers for their reasonable out-of-pocket expenses.

         All shares represented by valid proxies received from this solicitation, and not revoked, will be voted at the Meeting. If shareholder directions appear on the Proxy Card, such shares will be voted according to those directions. Unless contrary directions are given, all shares will be voted in favor of the nominees for Director and independent auditors as described in the accompanying Notice of Meeting and this Proxy Statement and, in the discretion of the Appointed Proxies, upon such other matters as may properly come before the Meeting. Any proxy may be revoked by the shareholder at any time before the vote, by giving written notice to the company at its address provided on page 1 of this Proxy Statement or at the Meeting before any vote is taken.

         Under Section 1701.55 of the Ohio Revised Code, a shareholder may exercise cumulative voting rights in the election of Directors by giving written notice of that desire to the President, a Vice President or the Secretary of the company not fewer than 48 hours before the scheduled start of the Meeting. If an announcement of the giving of such notice is made at the start of the Meeting by the Chairman or Secretary, or by or on behalf of the shareholder giving such notice, each shareholder shall have the right to cumulate his or her votes in voting for Directors. In voting cumulatively, a shareholder may give one candidate that number of votes determined by multiplying the number of his or her shares by the number of Directors to be elected or may distribute that number of votes among two or more candidates as he or she sees fit. If cumulative voting is elected and no further instructions are given, the Appointed Proxies shall, at their discretion, distribute the votes they cast among the nominees.

         The Board of Directors has fixed the close of business on December 18, 1998 as the Record Date for the determination of the shareholders entitled to receive notice of, and to vote at, the Meeting or at any adjournment(s) thereof despite any subsequent transfers of shares. The stock transfer books of the company will not be closed.

                          DESCRIPTION OF CAPITAL STOCK

         The company has two classes of authorized capital shares outstanding:
Class A Common Shares with no par value ("Class A Shares") and Class B Common Shares with no par value ("Class B Shares"). There are 240,000,000 Class A Shares authorized, of which 77,439,364 were issued and outstanding on December 1, 1998, and 40,000,000 Class B Shares authorized, of which 20,000,000 were issued and outstanding on that date. In addition, the company has authorized 60,000,000 Preferred Shares ("Preferred Shares") with no par value. As of December 1, 1998, no Preferred Shares were issued and outstanding. Class A Shares are listed on the New York Stock Exchange. There is no public market for Class B Shares.

         Each holder of Class A Shares and Class B Shares is entitled to one vote per share held of record. All shares vote as a single class except that, as required by Ohio law, shareholders vote separately by classes in the case of certain proposed amendments to the Amended Articles of Incorporation and certain other specified transactions.

         All properly cast votes, in person or by proxy, by shareholders of record at the close of business on December 18, 1998 will be counted for purposes of the proposals to be voted on at the Meeting. Abstentions and broker non-votes will not be counted, and therefore will have no impact on the plurality vote for Directors or the vote for the appointment of the independent auditors.

         No dividend may be declared or paid on either class of shares unless a dividend shall be simultaneously declared and paid on both classes. Any dividend declared and paid on Class A Shares shall be in a per share amount of 20 times the dividend simultaneously declared and paid on the Class B Shares. In the event of the liquidation of the company, any distribution made with respect to the Class A Shares shall be in a per share amount of 20 times the distribution made with respect to each Class B Share. Neither class of shares has any preemptive rights.

         Each Class B Share may at any time, at the option of the holder thereof, be converted into 1/20th of a Class A Share. Class B Shares surrendered for conversion are canceled and may not be reissued. All outstanding Class B Shares are subject to an agreement under which they may not, unless previously converted into Class A Shares, be transferred to anyone except the wife, children and grandchildren (including any trust of which they are the beneficiaries) of Richard H. Grant, Jr., Chairman of the company's Steering Committee.

                          VOTING SECURITIES OF CERTAIN
                        BENEFICIAL OWNERS AND MANAGEMENT
------------------------------------------------------------------------------------------------------------------
                                           CLASS A                  CLASS B                TOTAL VOTING
                                            SHARES        %          SHARES         %         SHARES           %
------------------------------------------------------------------------------------------------------------------
Number of shares outstanding on
December 1, 1998, except as noted
below were:                            77,439,364(1)     100.0     20,000,000     100.0     97,439,364(1)    100.0

The following are the only persons
known by the company to own
beneficially more than 5% of either
class of voting security on
December 1, 1998:

Richard H. Grant, III                     226,119(2)       .09     20,000,000     100.0     20,226,119(2)     20.6
---------------------
Director and Private Investor
800 Germantown Street
Dayton, Ohio  45407

FMR Corp.                               7,841,500(3)     10.13                               7,841,500(3)      8.0
82 Devonshire Street
Boston, Massachusetts  02109

On December 1, 1998, the shares
beneficially owned by all executive
officers and Directors as a group
(15 persons) were:                      3,488,312(4)       2.1     20,000,000     100.0     23,488,312(4)     22.2
==================================================================================================================


(1)  Does not include 14,796,192 Class A Shares held in treasury.

(2) Richard H. Grant, III has sole voting and sole investment power with regard to 73,000 Class A Shares held in his own name. The total includes 153,119 Class A Shares as to which Mr. Grant holds options exercisable within 60 days. The amount excludes 12,776 Class A Shares held by Mrs. Grant as to which Mr. Grant disclaims beneficial ownership. This amount does not include 1,000,000 Class A Shares into which his 20,000,000 Class B Shares are convertible at a 20-to-1 ratio.

(3) FMR Corp. has sole dispositive power (but not the power to receive dividends or sale proceeds) over 7,841,500 shares held by two wholly-owned subsidiaries: Fidelity Management and Research Company (7,469,400 shares) and Fidelity Management Trust Company (372,100 shares). It also has sole voting power over 372,100 shares. Voting power over the 7,469,400 shares resides with the respective Boards of Trustees of the different Fidelity Funds in which the shares are held. (Information from Schedule 13(G) for month-end October 1998.)

(4) Includes 1,893,827 Class A Shares as to which such persons may exercise options within the next 60 days.

                                   PROPOSAL I

                              ELECTION OF DIRECTORS

     The Board of Directors of the company has fixed the number of Directors to constitute the full Board at eleven and proposes that three Directors be elected for a three-year term expiring in 2002.

     The Board has recommended and nominated DR. DAVID E. FRY, RICHARD H. GRANT, III AND DAVID R. HOLMES each for a three-year term.

     Martin D. Walker, a Director whose term expires in 1999, has elected to retire after having served with distinction for the past eight years. The company is most grateful for his service and wishes him much success as he resumes the posts of Chairman and CEO of M. A. Hanna Company.

     The enclosed Proxy will be voted FOR electing the three nominees unless a specification is made to withhold such vote. Since the number of Directors has been fixed at eleven, the election of three Directors for new terms shall, in accordance with the company's Consolidated Code of Regulations, be decided by plurality vote.

     If any nominee shall cease to be a candidate for election for any reason, the Proxy will be voted for a substitute nominee designated by the Board of Directors and for the other nominees. The Board of Directors currently has no reason to believe that any nominee will not remain a candidate for election as a Director or will be unwilling to serve as a Director if elected.

     Following is certain information about each nominee-incumbent and those Directors whose terms of office will continue after the Meeting.

                                    DIRECTORS WHOSE TERMS EXPIRE IN 2002
                                                                                           DIRECTOR
NAME                         AGE   PRINCIPAL OCCUPATION AND FIVE YEAR EMPLOYMENT HISTORY     SINCE     CLASS A(1)
-------------------------------------------------------------------------------------------------------------------
Dr. David E. Fry             55    President and Chief Executive Officer, Northwood          1987        3,839 (2)
                                   University, a private graduate and
                                   undergraduate university.

Richard H. Grant, III        59    Private Investor since October 1994;  prior thereto,      1960      226,119 (3)
                                   Senior Vice President, International, Computer
                                   Systems Division, he Reynolds and Reynolds Company.

David R. Holmes              58    Chairman of the Board, President and Chief Executive      1987      951,167 (5)
                                   Officer. (4)

                                        DIRECTORS WHOSE TERMS EXPIRE IN 2001
                                                                                           DIRECTOR
NAME                         AGE   PRINCIPAL OCCUPATION AND FIVE YEAR EMPLOYMENT HISTORY     SINCE     CLASS A(1)
-------------------------------------------------------------------------------------------------------------------
Richard H. Grant, Jr.        85    Chairman of the Steering Committee.                       1939     908,816 (6)

Allan  Z. Loren              60    Executive Vice President and Chief Information            1996       1,301 (8)
                                   Officer,  American Express Company, a diversified
                                   worldwide travel, financial and network services
                                   company, since May 1994;  prior thereto, President
                                   and CEO, Galileo International, a global computer
                                   reservation system company. (7)

Philip A. Odeen              63    Executive Vice President and General Manager TRW          1998        5,000(9)
                                   Systems & Information Technology Group since
                                   January 1998; prior thereto, President and
                                   Chief Executive Officer, BDM International,
                                   Inc., a multinational information technology
                                   company.


                                    DIRECTORS WHOSE TERMS EXPIRE IN 2001 (CONTINUED)

                                                                                           DIRECTOR
NAME                         AGE   PRINCIPAL OCCUPATION AND FIVE YEAR EMPLOYMENT HISTORY     SINCE     CLASS A(1)
-------------------------------------------------------------------------------------------------------------------
Donald K. Peterson           49    Executive Vice President and Chief Financial Officer,     1998        2,000(10)
                                   Lucent Technologies, one of the world's leading
                                   designers, developers and manufacturers of
                                   telecommunications systems, software and products,
                                   since February 1996; prior thereto, Vice President
                                   and Chief Financial Officer, AT&T Communications
                                   Services Group from September 1995 to February 1996;
                                   President, Nortel Communications Systems from 1992 to
                                   1994; and Executive Vice President Sales of Northern
                                   Telecom, Inc.

                                          DIRECTORS WHOSE TERMS EXPIRE IN 2000
                                                                                           DIRECTOR
NAME                         AGE   PRINCIPAL OCCUPATION AND FIVE YEAR EMPLOYMENT HISTORY     SINCE      CLASS A(1)
------------------------------------------------------------------------------------------------------------------
James L. Arthur              63    A private consultant in high technology industry          1998        1,500(11)
                                   since May, 1996, and Chairman of Board of CoCreate, a
                                   CAD company; Chairman of Board of HPMP, a medical
                                   devices company; Board member of PT Cipta Cakra
                                   Murdaya, a financing company.  Each company is a
                                   Hewlett-Packard subsidiary.  Prior thereto, Senior
                                   Vice President and General Manager Customer Support,
                                   Hewlett-Packard Company which designs, manufactures
                                   and services equipment and systems for measurement,
                                   computation and communications.

Cleve L. Killingsworth, Jr.  46    President and Chief Executive Officer, Health              1997       1,594(12)
                                   Alliance Plan, and Senior Vice President for Managed
                                   Care, Henry Ford Health System, Michigan's
                                   largest managed care plan, since January
                                   1998; prior thereto, President, Central East
                                   Division, Kaiser Permanente, from March 1996
                                   to January 1998; President of Ohio Region,
                                   Kaiser Permanente, from August 1994 to March
                                   1996; and Senior Vice President of health
                                   care operation for Blue Cross and Blue Shield
                                   of Rochester from January 1986 to August
                                   1994.

Dale L. Medford              48    Vice President, Corporate Finance and Chief Financial     1991     328,067 (13)
                                   Officer.

Gayle B. Price, Jr.          68    Retired September 1998 as Chairman, President and         1976       14,639(14)
                                   Chief Executive Officer, Price Brothers Company,
                                   manufacturer of concrete construction materials.

(1)  Shares owned beneficially on December 1, 1998.

     All shares are held with sole voting and sole investment power unless otherwise indicated. The individual holdings of each Director equal less than 1% of the issued and outstanding Class A or Class B Shares, except for Richard H. Grant, Jr. and Richard H. Grant, III whose holdings are specifically described in Footnotes 3 and 6 below and, in the case of Richard H. Grant, III, the table under VOTING SECURITIES OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT on page 4.

     Richard H. Grant, III is the son of Richard H. Grant, Jr., and they may be deemed to be "control persons" with respect to the company; however, each disclaims any beneficial ownership of the Class A Shares or Class B Shares held by the other.

(2) Dr. Fry has sole voting and sole investment power with regard to 800 Class A Shares held in his own name. The 3,839 shares include 3,039 Class A Shares as to which Dr. Fry holds options exercisable within 60 days.

                                         (Footnotes continued on following page)

(3) See Note 2 to the table under VOTING SECURITIES OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT on page 4.

(4) Mr. Holmes also serves as a director of The Dayton Power & Light Company and NCR Corporation.

(5) Mr. Holmes has sole voting and sole investment power with regard to 266,759 Class A Shares. The 951,167 shares include 10,278 Class A Shares, 10,145 Class A Shares and 10,145 Class A Shares held in the names of his three sons and 653,840 Class A Shares as to which Mr. Holmes holds options exercisable within 60 days. This amount (951,167) excludes 12,496 Class A Shares held by Mrs. Holmes as to which Mr. Holmes disclaims beneficial ownership.

(6) Richard H. Grant, Jr. has sole voting and sole investment power with regard to 4,916 Class A Shares held in his own name. He also has sole voting and sole investment power with regard to 903,900 Class A Shares held in a trust for his benefit. The 908,816 shares exclude 40,532 Class A Shares held by Mrs. Grant as to which Mr. Grant disclaims beneficial ownership.

(7) Mr. Loren also serves as a director of Venator Group, Inc. and is a director-nominee of Hershey Foods Corp.

(8)  Mr. Loren's 1,301 shares represent options exercisable within 60 days.

(9) Mr. Odeen has sole voting and sole investment power with regard to the 5,000 shares held in his own name.

(10) Mr. Peterson has sole voting and sole investment power with regard to the 2,000 shares held in his own name

(11) Mr. Arthur has sole voting and sole investment power with regard to the 1,500 shares held in his own name

(12) Mr. Killingsworth has sole voting and sole investment power with regard to the 1,070 shares held in his own name. The 1,594 shares include 524 Class A Shares as to which Mr. Killingsworth holds options exercisable within 60 days.

(13) Mr. Medford has sole voting and sole investment power with regard to the 85,337 shares held in his own name. The 328,067 shares include 242,730 Class A Shares as to which Mr. Medford holds options exercisable within 60 days.

(14) Mr. Price has sole voting and sole investment power with regard to 12,179 Class A Shares held in his own name. The 14,639 shares include 2,460 Class A Shares as to which Mr. Price holds options exercisable within 60 days.

                    BOARD COMMITTEES, MEETINGS, COMPENSATION
                        AND INDEMNIFICATION OF DIRECTORS

     The Board of Directors has established Audit, Compensation, Investment and Finance Committees.

     The Audit Committee (Messrs. Fry (Chairman), Arthur, Killingsworth, Loren, Peterson, Price and Walker) meets with the company's independent public accountants, internal auditors, Chief Executive Officer and financial management executives to review the scope and results of audits, as well as recommendations made by those persons with respect to internal and external accounting controls and specific accounting and financial reporting issues. During the last fiscal year, this Committee met four times.

     The Compensation Committee (Messrs. Walker (Chairman), Fry, Loren, Odeen and Price) formulates and oversees the company's various upper management incentive compensation programs, reviews for budget purposes specific recommendations on general compensation levels for upper management, establishes compensation for key executive officers and supervises the company's stock option plans. During the last fiscal year, this Committee met five times.

     The Investment Committee (Messrs. Grant, Jr. (Chairman), Holmes and Medford) makes investment decisions for the company's retirement plans trust fund. During the last fiscal year, this Committee met four times.

     The Finance Committee (Messrs. Grant, Jr. (Chairman), Holmes and Medford) oversees contributions to the company's retirement plan trust fund, reviews company debt limits and cash position and recommends stock repurchases and public stock offerings. During the last fiscal year, this Committee met once.

     The company does not have a standing nominating or other similar committee.

     During the fiscal year ended September 30, 1998, the Board of Directors met five times and all Directors with the exception of Mr. Odeen attended 75% or more of the aggregate number of meetings of the Board and committees of which they were members. Mr. Odeen attended 62.5% of the aggregate number of meetings he was eligible to attend.

     Non-employee Directors receive an annual fee of $22,500 plus $1,000 for each Board of Directors Meeting attended and, on October 1 of each year, options to purchase that number of Class A Shares which represent a fair market value of $40,000 (adjusted annually for increases in the consumer price index). Non-employee Directors who serve on a committee receive an additional $500 for each committee meeting attended. Committee Chairmen receive an additional $1,500 per year. No Director who is an employee of the company receives any compensation for services as a Director or committee member.

     The company has an Indemnification Agreement with each Director which indemnifies the Director to the fullest extent permitted by law. The agreements cover any and all fees, expenses, judgments, fines, penalties and settlement amounts paid in any matter relating to the Director's role as a Director, officer, employee, agent or fiduciary of the company or when serving as the company's representative with respect to another entity. A Director would not be entitled to indemnification in connection with a proceeding initiated by that Director prior to a Change in Control (as defined in the Indemnification Agreements) unless such proceeding was authorized or consented to by the company's Board of Directors.

     The Indemnification Agreements provide for the prompt advancement of all expenses incurred in connection with any proceeding subject to the Director's obligation to repay (at the company's request) those advances if it is determined later that the Director is not entitled to indemnification.

     If a) it is determined that a Director is not entitled to indemnification under applicable law; and b) the Director challenges that determination in court, the Indemnification Agreements provide that, subject to applicable law, the challenging Director is entitled to indemnification for, and advancement of, all fees and expenses incurred in any such proceeding.


     THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR ELECTING DR. DAVID E. FRY, RICHARD H. GRANT, III AND DAVID R. HOLMES EACH FOR A TERM OF THREE (3) YEARS.





                             EXECUTIVE COMPENSATION

         The following tables and narrative text discuss the compensation paid to the company's Chief Executive Officer and the company's four other most highly compensated executive officers during the fiscal year ended September 30, 1998, and the two prior fiscal years.


(Tables on following pages)

                                                     SUMMARY COMPENSATION TABLE

                                         ANNUAL COMPENSATION        LONG-TERM COMPENSATION
                                       -------------------------  ----------------------------
NAME AND                                                             OPTION          LTIP           ALL OTHER
PRINCIPAL POSITION            YEAR     SALARY ($)    BONUS ($)     AWARDS (#)     PAYOUTS ($)   COMPENSATION($)(1)
-------------------------    -------   -----------   -----------  -------------   ------------  -------------------
David R. Holmes                1998      541,025       556,636        322,000        541,025          45,121
---------------
Chairman of the Board,         1997      480,575       277,784        226,640        480,575          43,436
President and Chief            1996      466,575       487,095        439,600        466,575          38,232
Executive Officer

Robert C. Nevin                1998      303,907       310,702         31,000        243,126          45,529
---------------
President, Automotive          1997      295,056       194,674         22,360        236,045          40,716
Division                       1996      286,463       302,985         18,480        229,170          36,977


Rodney A. Hedeen               1998      268,750       198,640         21,000        215,000          11,441
----------------
President, Business            1997      233,600       148,663          5,520        173,493          11,078
Systems Division


H. John Proud                  1998      261,250        91,017         21,000        209,000          12,539
-------------
President, Healthcare          1997      243,750        66,766          9,720        195,000          11,698
Systems Division               1996      221,250       131,667         13,920        177,000          11,380


Dale L. Medford                1998      249,490       244,214         19,800        174,643          16,326
---------------
Vice President,                1997      224,541       118,563          7,560        157,179          14,667
Corporate Finance and          1996      218,003       216,689         11,520        152,602          13,936
Chief Financial Officer


(1)       The 1998 amounts disclosed in this column include:

                                                                      ABOVE MARKET
                               DEFINED        IMPUTED INTEREST         INTEREST ON            TOTAL
                            CONTRIBUTION      ON SPLIT DOLLAR           DEFERRED              OTHER
NAME                          PLANS ($)    LIFE INSURANCE ($)(1)   COMPENSATION ($)(2)   COMPENSATION ($)
-----------------------------------------------------------------------------------------------------------
David R. Holmes                  2,930              25,145                 17,046             45,121
Robert C. Nevin                  2,930              22,081                 20,518             45,529
Rodney A. Hedeen                 2,930               8,511                      0             11,441
H. John Proud                    2,930               9,609                      0             12,539
Dale L. Medford                  2,930               8,926                  4,470             16,326


(1) Each participant pays the term equivalent premium on the split dollar policy and the company pays the remainder of the premium. At termination of the policy, all premium payments made by the company are reimbursed. Interest was imputed on the amount receivable from the participant at the company's short-term investment rate.

                                         (Footnotes continued on following page)

(2) The named executives (except for Mr. Hedeen and Mr. Proud) entered into Deferred Compensation Agreements with the company whereby income was deferred for four years in order to provide individual retirement benefits at age 65 of up to $100,000 per year for a fixed term of 15 years. The deferrals were completed as of September 30, 1989. Benefits payable are reduced for early retirement, and upon retirement lump sum distributions are available at the participant's discretion. The amounts presented represent the above market interest earned on the funds deferred and were calculated assuming a 15-year payment stream at age 65.



                      OPTION/SAR GRANTS IN LAST FISCAL YEAR

                                            INDIVIDUAL GRANTS(1)
                       ---------------------------------------------------------------
                                                                                         POTENTIAL REALIZABLE
                                         % OF TOTAL                                    VALUE AT ASSUMED ANNUAL
                                           OPTIONS                                       RATES OF STOCK PRICE
                                         GRANTED TO                                        APPRECIATION FOR
                        NUMBER OF       EMPLOYEES IN       EXERCISE OR                       OPTION TERM
                         OPTIONS        FISCAL YEAR         BASE PRICE    EXPIRATION    -----------------------
NAME                    GRANTED(2)          (%)             ($/SHARE)(2)     DATE          5%($)     10%($)
                       -------------   ---------------     -------------  ------------  ---------  ------------
David R. Holmes           72,000           2.6423             20.1000       10/01/07     909,403    2,305,296
                         250,000           9.1748             14.6875       08/17/08   2,309,222    5,852,022
Robert C. Nevin           21,000            .7707             20.1000       10/01/07     265,243      672,378
                          10,000            .0367             21.5000       11/18/07      79,219      253,495
Rodney A. Hedeen          21,000            .7707             20.1000       10/01/07     265,243      672,378
H. John Proud             21,000            .7707             20.1000       10/01/07     265,243      672,378
Dale L. Medford           19,800            .7266             20.1000       10/01/07     250,086      633,957

(1) No Stock Appreciation Rights (SARs) were awarded in the 1998 fiscal year.

(2) Grants, other than Mr. Holmes' grants of 250,000 shares and Mr. Nevin's grant of 10,000 shares, were made on October 1, 1997, with the exercise price equal to the fair market value ($20.10) on that date. Options vest 25% annually beginning October 1, 1998, except for Mr. Holmes' options of which 125,000 vest 100% on August 17, 2001 and 125,000 vest 100% on August 17, 2003, and Mr. Nevin's options which vest 25% annually beginning November 18, 1998.

                 AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                        AND FISCAL YEAR-END OPTION VALUES

                                                                                                VALUE OF
                                                                    NUMBER OF                 UNEXERCISED
                                                                   UNEXERCISED                IN-THE-MONEY
                               SHARES                               OPTIONS AT                 OPTIONS AT
                              ACQUIRED                                FY-END                     FY-END
                                 ON            REALIZED            EXERCISABLE/               EXERCISABLE/
                              EXERCISE           VALUE            UNEXERCISABLE              UNEXERCISABLE
NAME                            (#)               ($)                  (#)                        ($)
----------------------       -----------       ----------       -------------------       ---------------------
David R. Holmes                      0                0         45,960/1,535,100           187,219/3,414,980
Robert C. Nevin                      0                0           46,446/370,970           229,780/1,486,475
Rodney A. Hedeen                   500            6,359           45,080/171,980             355,848/660,143
H. John Proud                        0                0           31,230/178,010             143,584/660,683
Dale L. Medford                 18,240          175,703           19,170/245,070              57,960/988,665

                       LONG-TERM INCENTIVE PLAN -- AWARDS
                               IN LAST FISCAL YEAR

                                                                            ESTIMATED FUTURE PAYOUTS UNDER
                                                                             NON-STOCK PRICE-BASED PLANS
                                            PERFORMANCE OR       ---------------------------------------------------
NAME                          OTHER          OTHER PERIOD        THRESHOLD           TARGET            MAXIMUM
                              RIGHTS         UNTIL PAYOUT           ($)               ($)                ($)
-------------------------   -----------   -------------------   -------------     --------------    ----------------
David R. Holmes                (1)               (1)                 0               270,513           541,025
Robert C. Nevin                (1)               (1)                 0               121,563           243,126
Rodney A. Hedeen               (1)               (1)                 0               107,500           215,000
H. John Proud                  (1)               (1)                 0               104,500           209,000
Dale L. Medford                (1)               (1)                 0                87,322           174,643


(1) Participants in the Intermediate Plan (including Mr. Holmes who participates in his own substantially similar plan), which is considered a long-term incentive plan, are determined strictly by grade level within the company. No formal awards are made and there are no vested rights. Annual amounts are paid to participants with the amount of the award dependent upon the company's three year average return on equity. The periods considered in the calculation are the most recent fiscal year and the preceding two years. The potential annual payout amounts reported here were calculated using fiscal year 1998 salaries. The payout for fiscal year 1998 is included in the LTIP Payout column of the Summary Compensation Table. Additional information on the Intermediate Plan appears on page 16.

                                                        PENSION PLAN TABLE (1)

                                                         YEARS OF SERVICE (2)
                             ------------------------------------------------------------------------------
   REMUNERATION                 10               15                20               25               30
-------------------          ---------        ----------        ---------        ---------        ---------
     $  300,000             $ 45,000         $ 67,500          $ 90,000          $112,500         $135,000
        400,000               60,000           90,000           120,000           150,000          180,000
        500,000               75,000          112,500           150,000           187,500          225,000
        600,000               90,000          135,000           180,000           225,000          270,000
        700,000              105,000          157,500           210,000           262,500          315,000
        800,000              120,000          180,000           240,000           300,000          360,000
        900,000              135,000          202,500           270,000           337,500          405,000
      1,000,000              150,000          225,000           300,000           375,000          450,000
      1,100,000              165,000          247,500           330,000           412,500          495,000
      1,200,000              180,000          270,000           360,000           450,000          540,000
      1,300,000              195,000          292,500           390,000           487,500          585,000
      1,400,000              210,000          315,000           420,000           525,000          630,000
      1,500,000              225,000          337,500           450,000           562,500          675,000
      1,600,000              240,000          360,000           480,000           600,000          720,000
      1,700,000              255,000          382,500           510,000           637,500          765,000
      1,800,000              270,000          405,000           540,000           675,000          810,000
      1,900,000              285,000          427,500           570,000           712,500          855,000
      2,000,000              300,000          450,000           600,000           750,000          900,000

(1) This table sets forth the annual retirement benefits payable under the company's qualified pension plan and the non-qualified Supplemental Retirement Plan ("Supplemental Plan") upon retirement at age 65 based on an employee's final average annual compensation. Compensation as defined in the Plans includes Salary, Bonus and Long-Term Incentive Plan payments. The qualified pension benefits are reduced by 1.67% of monthly primary Social Security benefits multiplied by years of credited service up to a maximum of 30 years. The Supplemental Plan provides benefits to participants who would lose benefits because of legislative limits imposed on qualified plans or because of their participation in the company's Non-Qualified Deferred Compensation Plan. Additional benefits provided under the Supplemental Plan for participants with employment agreements are not included in the table but are discussed below with employment agreements. Participation in the Supplemental Plan requires approval by the Board. Optional payment forms of actuarial equivalence are also available.

                                         (Footnotes continued on following page)

(2) Respective years of service for purposes of the qualified plan as of September 30, 1998, for the persons named in the Summary Compensation Table are: Mr. Holmes, 13; Mr. Nevin, 12; Mr. Hedeen, 12; Mr. Proud, 27; and Mr. Medford, 24.

     In addition to the plans discussed above, the company also provides compensation or death benefits generally payable over 10 years, beginning at the earlier of retirement or death of the officer. The compensation benefit is equal to either 100%, 150% or 200% of the current year's total cash compensation depending upon the respective officer's grade level. The company generally insures against its obligations through the purchase of life insurance policies on the lives of such officers.

                        EMPLOYMENT AND CHANGE IN CONTROL
                              SEVERANCE AGREEMENTS

         Effective August 17, 1998, Mr. Holmes entered into a Second Amended and Restated Employment Agreement to continue as the company's Chairman, President and Chief Executive Officer until August 17, 2003, at an annual base salary of $640,000 (effective January 1, 1999) which may not be reduced without his consent or resolution by arbitration. This base salary may be increased from time to time consistent with the recommendations of the Compensation Committee and as approved by the Board of Directors. The retirement benefit at age 59 is 65% of final average annual compensation. Thereafter, it increases by an additional 1% of final average annual compensation for each additional twelve-month period of employment.

         Mr. Holmes' Agreement also provided for two special grants of non-qualified stock options on August 17, 1998 of 125,000 shares each vesting on August 17, 2001, and August 17, 2003, respectively. Both were at fair market value on the date of the grant. These grants are in addition to the customary annual awards made under the company's stock option plan in which Mr. Holmes is a participant.

         Messrs. Nevin and Hedeen have Employment Agreements by which they each agree to remain employed by the company until, respectively, September 30, 2001 and February 1, 2001 at respective annual base salaries of $297,220, and $250,000 which may not be reduced without the individual's consent or resolution by arbitration. These base salaries may be increased from time to time consistent with the recommendations of the Compensation Committee and as approved by the Board of Directors.

         If Mr. Nevin elects early retirement after reaching age 58, his respective annual retirement benefits shall be 55% of final average annual compensation plus 1% for each additional twelve-month period of service after age 58, but before reaching age 65. Mr. Hedeen's retirement benefits are those provided under the company-sponsored qualified and non-qualified programs in which he participates.

         The Employment Agreements of Messrs. Holmes and Nevin also provide for certain disability and death benefits, including retirement benefits as described above in case of permanent disability. The Agreements also provide for continued medical coverage of the surviving spouses for a period which ends at the earlier of the spouse's death or 42 months after the employee's death. Mr. Hedeen's coverage in the case of death or disability is that provided under the company-sponsored programs in which he participates. During the terms of the Agreements and for two years after the respective terminations of them, or the cessation of payments made under them (whichever is later), each of Messrs. Holmes, Nevin and Hedeen shall not compete directly or indirectly with the company. However, if Mr. Hedeen's Agreement is not renewed, the non-competition restriction applicable to him shall continue for only one year.

         All three Agreements generally provide that if the employee is discharged by the company before the expiration date other than for cause (as defined in the Agreements), or if the company fails to renew the Agreements other than for cause, the employee shall be entitled to receive (i) payments equal to the employee's Annual Compensation Value (as defined in the Agreements), reduced by 70% of compensation from subsequent employment (reduction does not apply to Mr. Hedeen) (a) for two years (for Mr. Nevin, the lesser of two years or the number of months then remaining in the term of his Agreement and for Mr. Holmes the number of months then remaining in the term of his Agreement) from the date of termination of employment with respect to discharge before the expiration of the Agreements, or (b) for one year from the expiration of the Agreements in the case of non-renewal (non-renewal benefit does not apply to Mr. Nevin and Mr. Holmes); (ii) credit for certain amounts of additional service under the Supplemental Plan (iii) continuing coverage under company-sponsored medical benefits programs ending at the earlier of employee's securing other employment or two years from termination; (iv) reimbursement of up to $20,000 in out-placement fees; and (v) required payments under the employee's (except for Mr. Hedeen) Deferred Compensation Agreement. These Employment Agreements also contain "change in control" severance provisions described below.

         Effective August 17, 1998, Dale L. Medford and two other officers entered into Change in Control Severance Agreements with the company. These are not employment agreements. If an "escrow funding event" occurs before August 17, 2003, the Agreements provide that the three officers will receive the benefits described in the following paragraph in the event of a Change in Control Termination.

         The Employment Agreements and the Change in Control Severance Agreements may require the company to fund an escrow immediately in the event of a "change in control" (as defined in such Agreements) of the company. Funding is required upon the occurrence of any "escrow funding event," as defined in such Agreements. The Agreements also provide that: (i) the employee will be entitled to receive the escrowed amount upon a Change in Control Termination that occurs within 24 months of a change in control; (ii) the employee will receive an additional 24 months of service credit under the Supplemental Plan following a Change in Control Termination; (iii) the payments to be made upon a Change in Control Termination include a payment equal to three times the employee's annual salary in effect at the date of termination or immediately prior to the change in control (whichever is higher) and his average bonus with respect to the three calendar years preceding the year in which his termination of employment occurs;
(iv) if the total amount of any payments payable to the employee upon the termination of the employee's employment or upon a change in control (whether or not pursuant to the severance provisions) would be subject to an excise tax as "parachute payments" pursuant to Sections 280G and 4999 of the Internal Revenue Code of 1986, the amount of the severance payments under the severance provisions will be reduced to avoid such excise tax, but only if the net effect of such reduction is to increase the net after tax income to the executive; and
(v) the amount paid into escrow shall be the amount described in clause (iii) as may be limited pursuant to clause (iv) and for periodic adjustment of such amount.

          The company estimates that if Messrs. Holmes, Nevin, Hedeen and Medford had been terminated on December 1, 1998, following a change in control of the company, the total severance payments by the company to the officers under their respective Agreements would have been $10,035,239. If such termination were to occur, the non-competition restrictions in the respective Employment Agreements are void and non-binding.

         Throughout fiscal year 1998, Mr. Proud had an employment agreement with the company having the same terms and conditions as Mr. Hedeen's with two exceptions: i) his base salary was $210,000 and ii) the expiration date was September 1, 1999. In connection with the company's sale of its Healthcare Systems Division to Infocure Corporation in October 1998, Mr. Proud and the company entered into a retirement agreement which supersedes his employment agreement. The retirement agreement combines the benefit which would have been payable to Mr. Proud for two years under his employment agreement with the accelerated payment of certain other benefits and benefits to which he is entitled under various company-sponsored plans to provide a level, negotiated retirement benefit over a ten year period beginning January 1, 1999. The retirement agreement includes death benefits substantially similar to those in Mr. Proud's employment agreement. Mr. Proud's retirement agreement subjects him to confidentiality and non-competition restrictions substantially similar to those in his employment agreement.

                     [Rest of page intentionally left blank]

                                PERFORMANCE GRAPH
                         FISCAL YEARS 1993 THROUGH 1998

              Comparison of Five Year Cumulative Total Return Among
                      The Reynolds and Reynolds Company,
                  S&P 500 Index and a Composite of Two Indices

STOCK PERFORMANCE GRAPH
FISCAL YEARS 1993 THROUGH 1998

                             9-30-93   9-30-94  9-30-95   9-30-96  9-30-97    9-30-98
Reynolds and Reynolds         100       130       180       276       209       195
The S&P 500                   100       104       135       162       277       248
Composite Peer Group          100       114       159       195       276       299


         The graph compares the cumulative total shareholder return on a $100 investment in the company's Class A Shares for the last five fiscal years with the cumulative total return on $100 invested in each of (i) the S&P 500 Index and (ii) a composite of two indices. The composite index is comprised of the S&P Computer Software and Services Index and a self-constructed business forms index and is adjusted each year to reflect the percent of the company's revenues from products and services represented by each index. The company selected the following business forms companies for its self-constructed index: American Business Products, Inc., Ennis Business Forms, Inc., Moore, Ltd., New England Business Services, Inc., Standard Register Company and Wallace Computer Services, Inc. The graph assumes all investments were made at market value on September 30, 1993, and the reinvestment of all dividends.

                      REPORT OF THE COMPENSATION COMMITTEE
               OF THE BOARD OF DIRECTORS ON EXECUTIVE COMPENSATION

                                    Committee
                                    ---------

         The Compensation Committee of the Board of Directors consists entirely of non-employee, independent Directors. The Committee reviews, recommends and approves changes to the company's compensation policies and programs applicable to the company's officers and senior personnel.

                       Compensation Policy and Objectives
                       ----------------------------------

         The Committee's primary goal is unchanged from last year: to assure that the compensation provided to executives is linked to the company's business strategies and objectives, thereby aligning the financial interests of senior management with those of the shareholders. Beyond that, our priorities are to assure that the executive compensation programs enable the company to attract, retain and motivate the high caliber executives required for the success of the business. These objectives are achieved through a variety of compensation programs, summarized below, which support both the current and long-term performance of the business.

Base Salary
-----------

         Base salaries for executive officers are determined by evaluating the responsibilities of the position and comparing them with other executive positions in the marketplace. From time to time the company's compensation consultant surveys senior executive salaries from a representative sampling (approximately 20) of companies in the computer services and business forms industries. The company's pay grade levels are then set at approximately the competitive mid-range. Each of the executive officers is assigned a pay grade based on that competitive marketplace data. Individual salaries may then vary somewhat below or above the mid-range, based upon the individual's performance and contribution to company success, tenure on the job and internal equity. Annual salary adjustments are determined by individual performance during the fiscal year and paid from a budget for officer salary increases approved by the Committee. In addition, during fiscal 1997 the Committee asked its compensation consultant to review officer salary levels. Based on the consultant's report, the Committee awarded increases to certain grade levels to bring them up to the mid-point of the competitive range. As a result, effective January 1, 1998, base salary levels for executive officers increased an average of 10%. This paragraph applies to all executives except those whose employment agreements may contain terms which vary from these provisions. See EMPLOYMENT AND CHANGE IN CONTROL SEVERANCE AGREEMENTS, pages 12 and 13.

                                ANNUAL INCENTIVES

         The company's Chief Executive Officer ("CEO"), participates in a separate, shareholder-approved, performance-based, incentive plan ("CEO Plan") the terms of which are substantially similar to the annual and intermediate compensation plans for the other officers. The purpose of this CEO Plan is to qualify all CEO compensation in excess of $1 million for deductibility under the applicable provisions of the Internal Revenue Code.

         Officers may earn annual bonuses under two plans. The first is the Annual Plan based on performance against financial targets established by the Committee. Since 1987, the company has used corporate return on equity ("ROE") as its primary measure of corporate performance. During fiscal 1996, the Committee introduced growth in sales and growth in earnings as additional measures for determining annual bonuses. Although the combinations vary by division, overall, ROE is weighted more heavily (75%) than the growth components (25%) in determining annual bonuses. Before any bonus is paid, a minimum ROE must be achieved. At the divisional level, other measures of performance for the annual bonus include sales, operating income and return on net assets. In addition, the Committee approves adjustments to the bonus formula as may be necessary from time to time to insure against unmerited windfalls or penalties due to accounting changes or other non-operating factors. The company believes that linking executive pay principally to corporate ROE directly ties the executive's interests and rewards to those of the shareholders. Under the structure of the Annual Plan in effect for fiscal 1998, no bonus is paid until a threshold corporate ROE of 10% or a 5% growth in sales or earnings is achieved; maximum payout requires a combination of a 28% ROE and 15% growth in sales and earnings. The annual bonus payout can range between 0% of annual salary to 90% of annual salary. During fiscal 1998, the company achieved a 26.8% ROE, a 10% growth in overall sales plus a 14% increase in earnings (all of which varied by division). As a result, the annual bonus payout for the named executive officers (including Mr. Holmes under his substantially similar but separate plan) was up compared to fiscal 1997 and averaged 71.1% of annual salary.

         The second is the personal performance bonus. This plan is designed to reward all officers for the achievement of financial and non-financial goals, which are agreed upon, by the officer and the officer's superior. In the case of Mr. Holmes, this Committee in consultation with him agrees upon his annual goals. Examples of financial goals have been ROE, sales, return on net assets and operating income. Examples of non-financial goals have been market share growth, total quality measures, customer satisfaction and the strengthening of a key organizational process. With the exception of Mr. Holmes and the division presidents, whose personal performance bonuses are determined by the Compensation Committee during its year-end review, all other executive officers have their personal performance bonus determined by the respective individual to whom they report during individual year-end evaluations. Depending on an individual's performance against goals, this bonus can range between 0% to 20% of annual salary. For fiscal 1998 this personal performance bonus for the named executive officers ranged from 0% to 20% of annual salary.

Long-term Incentives
--------------------

         Stock Options
         -------------

         To further align the interests of shareholders and management, the company grants stock options annually to approximately 380 officer and director-level employees. The exercise price is the fair market value of the stock on the date of the grant. The options have a ten-year life and are not exercisable during the first year after the grant. Thereafter, on each of the first four anniversaries of the grant, twenty-five percent of the options become exercisable. During 1997, the Committee, with the assistance of an outside consultant, reviewed the 1993 formula used for making the annual awards. That review showed that the concept behind the formula was sound. First, the Committee assigns a percentage to the salary midpoint of each individual officer grade level. Then, to determine the number of shares on which options will be granted, the assigned percentage is multiplied by the salary mid-point and the result is divided by the fair market value of the company's stock on October 1. The review did show, however, that the company was trailing the market place in the percentage of salary being used to determine the annual grants to officers. As a consequence, the Committee raised the lowest percentage from 35% to 58% and raised the highest percentage (the CEO level) from 125% to 188% of salary.

         Such stock options provide incentive for the creation of shareholder value, since the full benefit of the compensation package cannot be realized unless an appreciation in the price of the company's common shares occurs over a specified number of years.

         Stock Ownership Guidelines
         --------------------------

         During fiscal year 1994, the Compensation Committee established suggested stock ownership guidelines for all officers of the company. These guidelines specify an appropriate level of ownership of company stock as a multiple of the officer's annual base salary. These multiples range from a high of 4.25 times annual salary (in the case of Mr. Holmes) to a low of 1.5 times annual salary. The Committee thought it appropriate to permit the officers to achieve these ownership guidelines over a ten-year period in increments of 10% per year. To encourage steady progress toward meeting the guidelines, the Committee determined that if an officer owns a quantity of shares sufficient to meet the ownership guidelines for that year the officer would be granted options on 20% more shares in addition to the officer's standard stock option grant for that year. If, for example, the standard stock option grant for that year were one hundred shares, the officer would receive options on twenty additional shares of stock for having met the guidelines for that year. As of September 1, 1998, stock ownership among the fifty-eight officers stood at approximately 1,053,700 shares representing a market value of approximately $13,928,000 million. The Committee believes that these guidelines will have the positive effect of further aligning the interests of the officer group with those of all other shareholders.

         Intermediate Incentive Compensation
         -----------------------------------

         Certain senior officers, including all named executive officers (except Mr. Holmes, who participates in a substantially similar plan), also participate in an Intermediate Incentive Compensation Plan. This plan, which is paid annually, is based on a three-year average return on equity, and is designed to focus and reward senior management for producing consistent longer-term financial results. For fiscal 1998 the payout from the CEO Plan (for Mr. Holmes) and from the Intermediate Incentive Compensation Plan for the other named executive officers ranged from 70% to 100% of annual salary.

CEO Compensation
----------------

         Mr. Holmes has served as Chairman, President and Chief Executive Officer since August 1990, and President and Chief Executive Officer since January 1989. The Performance Graph on page 14 illustrates the growth in shareholder value during 60% of this period. The graph also illustrates the disappointing performance of the company's stock during the last two fiscal years. Nevertheless, the company's financial performance during fiscal 1998 was quite positive. An examination of that performance shows clearly that the corrective measures taken during fiscal 1997 are having the intended effect. For fiscal 1998 the company achieved record revenues exceeding 1997's performance by 10%. Reported earnings increased 81.43% or 14% excluding fiscal 1997 restructuring and special charges. The company achieved a 26.8% ROE during fiscal 1998 representing a substantial improvement over the actual 16.1% ROE for 1997 (24% excluding fiscal 1997 restructuring and special charges). Mr. Holmes'

1998 compensation of $1,638,686 (as shown in the Summary Compensation Table on page 9) included a market-priced base salary of $541,025. Under the CEO Plan he is eligible for annual and intermediate incentive compensation the performance standards of which are substantially similar to those in the annual and intermediate compensation plans for other named executive officers. As a result of the company's improved performance over fiscal 1997, Mr. Holmes' annual bonus increased $266,762 from $181,669 in fiscal 1997 to $448,431 in fiscal 1998.
Although this increase appears quite dramatic, it must be remembered that Mr. Holmes' fiscal 1997 annual bonus dropped by $212,111 from the prior year because of the company's substandard performance during that year. The Committee awarded a personal performance bonus of $108,205 to Mr. Holmes following its year-end evaluation. On October 1, 1997, the Committee awarded Mr. Holmes an annual stock option grant for 72,000 Class A Shares which was based on the formula (explained above) applicable to his position. In addition, as consideration for the extension of his employment agreement Mr. Holmes received a grant of 250,000 non-qualified stock options according to the terms of his Second Amended and Restated Employment Agreement which was approved by this Committee and the full Board of Directors on August 11, 1998. The Agreement is more fully described on pages 12 and 13.

                                     SUMMARY

         The Committee believes that a high caliber, motivated management team is critical to sustained business success.

         As in prior years, in 1998 a significant portion (approximately 66%) of the total compensation potential for the named executive officers was "at risk" and payable based on individual and corporate performance-based variables that will motivate and focus management on those issues that drive the success of the company. The Committee intends to continue its performance-based pay policy which links executive rewards to shareholder returns.

THE COMPENSATION COMMITTEE

Dr. David E. Fry             Philip A. Odeen
Allan Z. Loren               Gayle B. Price, Jr.     Martin D. Walker, Chairman

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

         No Executive Officer or Director is or has been indebted to the company during the last fiscal year in excess of $60,000. Additionally, during the last fiscal year, the company did not enter into any transactions or establish any business relationships with related parties required to be disclosed.

             SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

         There were no late filings during Fiscal 1998.

                                   PROPOSAL II

                       APPOINTMENT OF INDEPENDENT AUDITORS

         The Audit Committee of the Board of Directors recommends that Deloitte & Touche LLP be appointed as independent auditors of the company for one year. Representatives of Deloitte & Touche LLP are expected to be present at the Annual Meeting and will have the opportunity to make statements if they so desire and will be available to respond to appropriate questions.


     THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR APPOINTMENT OF DELOITTE & TOUCHE LLP AS INDEPENDENT AUDITORS FOR THE COMPANY.

                              SHAREHOLDER PROPOSALS

         Proposals of shareholders intended to be presented at the 2000 Annual Meeting of Shareholders must be received by the company by September 6, 1999, for inclusion in the company's Proxy Statement and Proxy relating to the 2000 Annual Meeting of Shareholders.

         Shareholder nominations of persons to be elected to the Board of Directors at the February 10, 2000 Annual Meeting must be delivered to or mailed and received at the principal executive offices of the company no earlier than November 10, 1999, and no later than December 10, 1999.

                                  OTHER MATTERS

         Management does not intend to present to the Meeting any matters other than those described above. It does not know of anything that will be presented by other parties. However, if any other matters shall properly come before the Meeting, the Appointed Proxies intend to vote on such matters according to their discretion and best judgment.

                                              BY ORDER OF THE BOARD OF DIRECTORS
                                                     ADAM M. LUTYNSKI, SECRETARY

Dayton, Ohio
January 5, 1999

                        THE REYNOLDS AND REYNOLDS COMPANY
                         ANNUAL MEETING OF SHAREHOLDERS

                          Frederick C. Smith Auditorium
                   David H. Ponitz Sinclair Center/Building 12
                        Sinclair Community College Campus
                              444 West Third Street
                               Dayton, Ohio 45402

                                FEBRUARY 11, 1999
                        11:00 A.M. EASTERN STANDARD TIME

                          (Demonstration & Display Area
                       open from 10:00 a.m. to 12:30 p.m.)

                         DIRECTIONS TO SINCLAIR CENTER:

                      From I-75 - Northbound or Southbound:
   Take the Third Street exit and travel east on Third Street to Perry Street.
     Turn right on Perry Street and travel south one block to Fourth Street.
                          Turn right on Fourth Street.
         The entrance to the underground parking garage in the Sinclair
     Center will be on your right. After entering garage, stay to the right
          (northeast) and look for Sinclair Center North Entrance sign.
                 Go through double doors to elevator or stairs.
   Take elevator or stairs to the first floor of Sinclair Center/Building 12.

                (PARKING PASSES WILL BE PROVIDED AT THE MEETING.)

                       THE REYNOLDS AND REYNOLDS COMPANY
                         ANNUAL MEETING OF SHAREHOLDERS

                         Frederick C. Smith Auditorium
                  David H. Ponitz Sinclair Center/Building 12
                       Sinclair Community College Campus
                             444 West Third Street
                               Dayton, Ohio 45402

                               FEBRUARY 11, 1999
                        11:00 A.M. EASTERN STANDARD TIME




-------------------------------------------------------------------------------

                       THE REYNOLDS AND REYNOLDS COMPANY
          PROXY FOR ANNUAL MEETING OF SHAREHOLDERS, FEBRUARY 11, 1999


     The undersigned hereby appoints David R. Holmes and Adam M. Lutynski, or either of them ("Appointed Proxies"), with power of substitution to each, to vote all shares of the undersigned at the Annual Meeting of Shareholders ("Meeting") of The Reynolds and Reynolds Company to be held on Thursday, February 11, 1999 at 11:00 a.m. EST, or at any adjournment(s) thereof.

     THIS PROXY, SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS, WILL BE VOTED AS DIRECTED. IF NO DIRECTION TO THE CONTRARY IS INDICATED, IT WILL BE VOTED FOR THE ELECTION OF THE NAMED NOMINEES AS DIRECTORS AND FOR THE APPOINTMENT OF DELOITTE & TOUCHE LLP AS AUDITORS FOR THE COMPANY. IF CUMULATIVE VOTING IS ELECTED AND NO FURTHER INSTRUCTIONS ARE GIVEN, VOTES CAST PURSUANT TO THIS PROXY WILL BE DISTRIBUTED AMONG THE ABOVE NOMINEES AT THE DISCRETION OF THE APPOINTED PROXIES.









PLEASE COMPLETE, DATE, SIGN AND MAIL THIS PROXY IN THE ENCLOSED POSTAGE-PAID ENVELOPE

                        [REYNOLDS & REYNOLDS LETTERHEAD]



                             - Please detach here -
-------------------------------------------------------------------------------

I. ELECTION OF DIRECTORS:  [ ] FOR electing (01) Dr. David E. Fry,          [ ]  WITHHOLD AUTHORITY to vote for
                               (02) Richard H. Grant, III and (03) David         (01) Dr. David E. Fry, (02) Richard H. Grant, III
                               R. Holmes each for a three-year term.             and (03) David R. Holmes.

(INSTRUCTION: To withhold authority to vote for any individual nominee,       ----------------------------------------------
write the number(s) of the nominee(s) in the box to the right.)
                                                                              ----------------------------------------------
II. Proposal to appoint Deloitte & Touche LLP as independent auditors         [ ] FOR       [ ]  AGAINST      [ ] ABSTAIN

If any other business is brought before the Meeting or any adjournment(s) thereof, this proxy will be voted in the discretion of the Appointed Proxies.

         THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR ELECTING EACH OF THE NOMINEES AND FOR PROPOSAL II

The undersigned ratifies all that the Appointed Proxies, or their substitutes, may lawfully do by virtue hereof, and revokes any proxies previously given to vote at the Meeting or adjournment(s).

Address Change? Mark Box [ ]   Indicate changes below:
                                                                               Dated
                                                                                     ----------------------------------------


                                                                               ----------------------------------------------



                                                                               ----------------------------------------------
                                                                               Signature(s) in Box
                                                                               Please sign exactly as name(s) appears to the left.
                                                                               When signing in fiduciary or representative capacity,
                                                                               please add your full title. If shares are registered
                                                                               in more than one name, all holders must sign. If
                                                                               signature is for a corporation, the handwritten
                                                                               signature and title of an authorized officer are
                                                                               required, together with the full corporate name.